Exhibit 10.20

MDNA LIFE SCIENCES, INC.

2054 Vista Parkway, Suite 400

West Palm Beach, FL 33411

April 24, 2023

Christopher Mitton

11630 Stonehaven Way

Palm Beach Gardens, FL 33412

VIA ELECTRONIC MAIL

Re: Agreement to Convert Deferred Compensation to Common Stock

Dear Mr. Mitton:

You are being sent this letter (the “Letter Agreement”) as you (the “Holder”), as of December 31, 2022 are owed $358,133 of deferred compensation (the “Debt”) by MDNA Life Sciences Inc. (the “Company”).

By your agreement and acknowledgment below, this Letter Agreement shall serve as written confirmation that:

You agree to convert the Debt into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the price of $[*] per share, based on the offering price of the initial public offering of the Company’s Common Stock (the “IPO”) upon closing of the IPO (the “Conversion”).

You acknowledge and agree that upon the issuance of Common Stock pursuant to the Conversion, you waive your rights to repayment of the Debt and with respect to the Company’s defaults, events of default or failure to comply with covenants, if any, arising from the date the Debt was first incurred through the date of the Conversion. The Company acknowledges and agrees that your salary will continue to be paid and/or accrued for the period beginning January 1, 2023 in accordance with the terms and conditions of your employment with the Company.

By signing below, this Letter Agreement shall serve as written confirmation that you have reviewed this Letter Agreement (and consulted with your legal and tax advisors to the extent you deemed necessary) and agree to the terms and conditions of the Conversion as described herein. Upon the Conversion and issuance of shares of Common Stock pursuant thereto, you understand that you will be releasing and discharging the Company and its affiliates from any and all obligations and duties that such persons may have to you with respect to your Debt.

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This Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of law principles. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This letter evidences waiver by the undersigned with respect to any and all defaults or events of default by the Company with respect to any failure by the Company to comply with any covenants contained in the documents related to the Debt.

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement.

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Please indicate confirmation of the terms provided herein by executing and returning this letter in the space provided below.

Very truly yours,

MDNA LIFE SCIENCES INC.

By:
Name:	H E SMART
Title:	Chairman

Date:	April 24 2023

ACCEPTED AND AGREED:

CHRISTOPHER MITTON, an individual

Date:	April 24, 2023

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